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Filed Pursuant to Rule 424(b)(3)
Reg. No. 333-117895

Prospectus

1,744,102 Shares

LANDEC CORPORATION

Common Stock

        This prospectus is part of a registration statement that covers 1,744,102 shares of our common stock. These shares of common stock may be offered and sold from time to time by the selling shareholders listed under the section entitled "Selling Shareholders" and their transferees. The selling shareholders may sell the common stock from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. The selling shareholders and any underwriters, dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" under the Securities Act of 1933. See "Plan of Distribution."

        We will not receive any proceeds from the sale of the common stock by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees and any applicable stock transfer taxes are payable by the selling shareholders.

        Our common stock is traded on the Nasdaq National Market under the symbol "LNDC." On August 16, 2004, the last sale price of Landec's common stock on the Nasdaq National Market was $4.50 per share.

        Investing In Our Common Stock Involves A High Degree Of Risk.
See "Risk Factors" Beginning On Page 3.

These Securities Have Not Been Approved Or Disapproved By The Securities
And Exchange Commission Or Any State Securities Commission Nor
Has The Securities And Exchange Commission Or Any State Securities
Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus.
Any Representation To The Contrary Is A Criminal Offense.

The date of this Prospectus is August 16, 2004

FORWARD LOOKING STATEMENTS

This prospectus contains so-called forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and these forward-looking statements are made subject to the safe harbor provisions of Section 27A of the Securities Act of 1933. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. All forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors." Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

THE COMPANY

        Landec Corporation and its subsidiaries ("Landec" or the "Company") design, develop, manufacture and sell temperature-activated and other specialty polymer products for a variety of food products, agricultural products, and licensed partner applications. This proprietary polymer technology is the foundation, and a key differentiating advantage, upon which we have built our business.

        Landec has two core businesses—Food Products Technology and Agricultural Seed Technology, in addition to our Technology Licensing/Research and Development business.

        Our Food Products Technology business is operated through a subsidiary, Apio, Inc., and combines our proprietary food packaging technology with the capabilities of a large national food supplier and value-added produce processor. This combination was consummated in December 1999 when the Company acquired Apio, Inc. and certain related entities (collectively, "Apio").

        Our Agricultural Seed Technology business is operated through a subsidiary, Landec Ag, Inc. ("Landec Ag"), and combines our proprietary Intellicoat® seed coating technology with our unique eDC™—e-commerce, direct marketing and consultative selling—capabilities which we obtained when we acquired Fielder's Choice Direct ("Fielder's Choice"), a direct marketer of hybrid seed corn, in September 1997.

        In addition to our two core businesses, the Company also operates a Technology Licensing/Research and Development business that licenses or supplies products outside of our core businesses to industry leaders such as Alcon, Inc. and L'Oreal of Paris.

        Landec was incorporated in California on October 31, 1986. We completed our initial public offering in 1996 and our common stock is listed on the Nasdaq National Market under the symbol "LNDC." Our principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025 and our telephone number is (650) 306-1650.

        In this prospectus, the terms "Landec," "we," "us" and "our" includes Landec Corporation and its subsidiaries.

RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Our business and financial condition have been, and in the future may be, affected by the factors we describe below or those incorporated by reference in this prospectus.

We Have a History of Losses Which May Continue

        We have incurred net losses in each fiscal year since our inception, except for the fiscal year ended May 30, 2004 and the seven-month period ended May 25, 2003. Our accumulated deficit as of May 30, 2004 totaled $55.3 million. We may incur additional losses in the future. The amount of future net profits, if any, is highly uncertain and there can be no assurance that the Company will be able to sustain profitability in future years.

Our Indebtedness Could Limit Our Financial and Operating Flexibility

        At May 30, 2004, our total debt, including current maturities and capital lease obligations, was approximately $9.0 million and the total debt to equity ratio was approximately 15%. Of this debt, approximately $5.3 million is comprised of revolving lines of credit and approximately $3.7 million is comprised of term debt and capital lease obligations. In August 2003, Apio entered into a new $12 million working capital line and a $3 million equipment line with Wells Fargo Business Credit, Inc. ("Wells Fargo"). All amounts outstanding under Apio's previous line of credit with Bank of America were paid off using the new Wells Fargo working capital line (the "Credit Facility"). The amount of debt outstanding under the Apio and Landec Ag lines of credit fluctuate over time, and the agreements contain restrictive covenants that require each company to meet certain financial tests including maximum levels of net income, minimum debt coverage ratio, minimum net worth and maximum capital expenditures. The Credit Facility limits the ability of Apio to make cash payments to Landec if certain conditions, as defined in the agreements, are not met. Landec has pledged substantially all of the assets of Apio and Landec Ag to secure their bank debt. Of our non-revolving debt, approximately $1.5 million, $189,000 and $156,000 become due over the next three fiscal years, respectively. This level of indebtedness limits our financial and operating flexibility in the following ways:

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  a portion of net cash flow from operations must be dedicated to debt service and will not be available for other purposes;

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  our ability to obtain additional debt financing in the future for working capital is reduced;

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  our ability to fund capital expenditures or acquisitions may be limited; and

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  our ability to react to changes in the industry and economic conditions generally may be limited.

        In connection with the Apio acquisition, we may be obligated to make future payments to the former shareholders of Apio of up to $1.2 million for the future supply of produce. This amount is scheduled to be paid during the third quarter of fiscal year 2005.

        Our ability to service this indebtedness and these future payments will depend on our future performance, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond our control. If we are unable to service this debt, we would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital, which might not be successful and which could substantially dilute the ownership interest of existing shareholders.

We Have Violated Restrictions in Our Loan Agreements and May Have to Pursue New Financings if We Are Unable to Comply with These Provisions in the Future

        Apio is subject to various financial and operating covenants under the Credit Facility, including minimum fixed charge coverage ratio, minimum adjusted net worth and minimum net income. The

Credit Facility limits the ability of Apio to make cash payments to Landec. On April 27, 2003, Apio was in technical violation of the minimum net worth covenant under its previous line of credit with Bank of America. Subsequently, Bank of America provided a written waiver of this violation as of April 27, 2003. All amounts outstanding under the line of credit with Bank of America were paid off using the Credit Facility. If we violate any obligations in the future we could trigger an event of default, which, if not cured or waived, would permit acceleration of our obligation to repay the indebtedness due under the Credit Facility. If the indebtedness due under the Credit Facility were accelerated, we would be forced to pursue one or more alternative strategies such as selling assets, seeking new debt financing from another lender or seeking additional equity capital, which might not be achievable or available on attractive terms, if at all, and which could substantially dilute the ownership interest of existing shareholders.

Our Future Operating Results Are Likely to Fluctuate Which May Cause Our Stock Price to Decline

        In the past, our results of operations have fluctuated significantly from quarter to quarter and are expected to continue to fluctuate in the future. Historically, our direct marketer of hybrid corn seed, Landec Ag, has been the primary source of these fluctuations, as its revenues and profits are concentrated over a few months during the spring planting season (generally during our third and fourth fiscal quarters). In addition, Apio can be heavily affected by seasonal and weather factors which have impacted quarterly results, such as the high cost of sourcing product in December 2003 and January 2004 due to a shortage of essential value-added produce items which had to be purchased at inflated prices on the open market. Our earnings may also fluctuate based on our ability to collect accounts receivables from customers and note receivables from growers. Our earnings from our Food Products Technology business are sensitive to price fluctuations in the fresh vegetables and fruits markets. Excess supplies can cause intense price competition. Other factors that affect our food and/or agricultural operations include:

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  the seasonality of our supplies;

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  our ability to process produce during critical harvest periods;

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  the timing and effects of ripening;

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  the degree of perishability;

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  the effectiveness of worldwide distribution systems;

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  total worldwide industry volumes;

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  the seasonality of consumer demand;

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  foreign currency fluctuations; and

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  foreign importation restrictions and foreign political risks.

        As a result of these and other factors, we expect to continue to experience fluctuations in quarterly operating results.

We May Not Be Able to Achieve Acceptance of Our New Products in the Marketplace

        Our success in generating significant sales of our products will depend in part on the ability of us and our partners and licensees to achieve market acceptance of our new products and technology. The extent to which, and rate at which, we achieve market acceptance and penetration of our current and future products is a function of many variables including, but not limited to:

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  price;

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  safety;

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  efficacy;

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  reliability;

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  conversion costs;

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  marketing and sales efforts; and

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  general economic conditions affecting purchasing patterns.

        We may not be able to develop and introduce new products and technologies in a timely manner or new products and technologies may not gain market acceptance. We are in the early stage of product commercialization of certain Intelimer-based specialty packaging, Intellicoat seed coating and other Intelimer polymer products and many of our potential products are in development. We believe that our future growth will depend in large part on our ability to develop and market new products in our target markets and in new markets. In particular, we expect that our ability to compete effectively with existing food products, agricultural, industrial and medical companies will depend substantially on successfully developing, commercializing, achieving market acceptance of and reducing the cost of producing our products. In addition, commercial applications of our temperature switch polymer technology are relatively new and evolving. Our failure to develop new products or the failure of our new products to achieve market acceptance would have a material adverse effect on our business, results of operations and financial condition.

We Face Strong Competition in the Marketplace

        Competitors may succeed in developing alternative technologies and products that are more effective, easier to use or less expensive than those which have been or are being developed by us or that would render our technology and products obsolete and non-competitive. We operate in highly competitive and rapidly evolving fields, and new developments are expected to continue at a rapid pace. Competition from large food products, agricultural, industrial and medical companies is expected to be intense. In addition, the nature of our collaborative arrangements may result in our corporate partners and licensees becoming our competitors. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than we do, and may have substantially greater experience in conducting clinical and field trials, obtaining regulatory approvals and manufacturing and marketing commercial products.

We Have a Concentration of Manufacturing in One Location for Apio and May Have to Depend on Third Parties to Manufacture Our Products

        Any disruptions in our primary manufacturing operation would reduce our ability to sell our products and would have a material adverse effect on our financial results. Additionally, we may need to consider seeking collaborative arrangements with other companies to manufacture our products. If we become dependent upon third parties for the manufacture of our products, our profit margins and our ability to develop and deliver those products on a timely basis may be affected. Failures by third parties may impair our ability to deliver products on a timely basis and impair our competitive position. We may not be able to continue to successfully operate our manufacturing operations at acceptable costs, with acceptable yields, and retain adequately trained personnel.

Our Dependence on Single-Source Suppliers and Service Providers May Cause Disruption in Our Operations Should Any Supplier Fail to Deliver Materials

        We may experience difficulty acquiring materials or services for the manufacture of our products or we may not be able to obtain substitute vendors. We may not be able to procure comparable materials or hybrid corn varieties at similar prices and terms within a reasonable time. Several services that are provided to Apio are obtained from a single provider. Several of the raw materials we use to manufacture our products are currently purchased from a single source, including some monomers used to synthesize Intelimer polymers and substrate materials for our breathable membrane products. In addition, virtually all of the hybrid corn varieties sold by Landec Ag are grown under contract by a single seed producer. Any interruption of our relationship with single-source suppliers or service providers could delay product shipments and materially harm our business.

We May Be Unable to Adequately Protect Our Intellectual Property Rights

        We may receive notices from third parties, including some of our competitors, claiming infringement by our products of patent and other proprietary rights. Regardless of their merit, responding to any such claim could be time-consuming, result in costly litigation and require us to enter royalty and licensing agreements which may not be offered or available on terms acceptable to us. If a successful claim is made against us and we fail to develop or license a substitute technology, we could be required to alter our products or processes and our business, results of operations or financial position could be materially adversely affected. Our success depends in large part on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Any pending patent applications we file may not be approved and we may not be able to develop additional proprietary products that are patentable. Any patents issued to us may not provide us with competitive advantages or may be challenged by third parties. Patents held by others may prevent the commercialization of products incorporating our technology. Furthermore, others may independently develop similar products, duplicate our products or design around our patents.

Our Operations Are Subject to Regulations that Directly Impact Our Business

        Our food packaging products are subject to regulation under the FDC Act. Under the FDC Act, any substance that when used as intended may reasonably be expected to become, directly or indirectly, a component or otherwise affect the characteristics of any food may be regulated as a food additive unless the substance is generally recognized as safe. We believe that food packaging materials are generally not considered food additives by the FDA because these products are not expected to become components of food under their expected conditions of use. We consider our breathable membrane product to be a food packaging material not subject to regulation or approval by the FDA. We have not received any communication from the FDA concerning our breathable membrane product. If the FDA were to determine that our breathable membrane products are food additives, we may be required to submit a food additive petition for approval by the FDA. The food additive petition process is lengthy, expensive and uncertain. A determination by the FDA that a food additive petition is necessary would have a material adverse effect on our business, operating results and financial condition.

        Federal, state and local regulations impose various environmental controls on the use, storage, discharge or disposal of toxic, volatile or otherwise hazardous chemicals and gases used in some of the manufacturing processes. Our failure to control the use of, or to restrict adequately the discharge of, hazardous substances under present or future regulations could subject us to substantial liability or could cause our manufacturing operations to be suspended and changes in environmental regulations may impose the need for additional capital equipment or other requirements.

        Our agricultural operations are subject to a variety of environmental laws including, the Food Quality Protection Act of 1966, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Comprehensive Environmental Response, Compensation and Liability Act. Compliance with these laws and related regulations is an ongoing process. Environmental concerns are, however, inherent in most agricultural operations, including those we conduct. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies could result in increased compliance costs.

        The Company is subject to the Perishable Agricultural Commodities Act ("PACA") law. PACA regulates fair trade standards in the fresh produce industry and governs all the product sold by Apio. Our failure to comply with the PACA requirements could among other things, result in civil penalties, suspension or revocation of a license to sell produce, and in the most egregious cases, criminal prosecution, which could have a material adverse affect on our business.

Adverse Weather Conditions and Other Acts of God May Cause Substantial Decreases in Our Sales and/or Increases in Our Costs

        Our Food Products and Agricultural Seed Technology businesses are subject to weather conditions that affect commodity prices, crop yields, and decisions by growers regarding crops to be planted. Crop diseases and severe conditions, particularly weather conditions such as floods, droughts, frosts, windstorms, earthquakes and hurricanes, may adversely affect the supply of vegetables and fruits used in our business, which could reduce the sales volumes and/or increase the unit production costs. Because a significant portion of the costs are fixed and contracted in advance of each operating year, volume declines due to production interruptions or other factors could result in increases in unit production costs which could result in substantial losses and weaken our financial condition.

We Depend on Strategic Partners and Licenses for Future Development

        Our strategy for development, clinical and field testing, manufacture, commercialization and marketing for some of our current and future products includes entering into various collaborations with corporate partners, licensees and others. We are dependent on our corporate partners to develop, test, manufacture and/or market some of our products. Although we believe that our partners in these collaborations have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within our control. Our partners may not perform their obligations as expected or we may not derive any additional revenue from the arrangements. Our partners may not pay any additional option or license fees to us or may not develop, market or pay any royalty fees related to products under the agreements. Moreover, some of the collaborative agreements provide that they may be terminated at the discretion of the corporate partner, and some of the collaborative agreements provide for termination under other circumstances. In addition, we may not receive any royalties on future sales of QuickCast™ and PORT™ products because we no longer have control over the sales of those products. Our partners may pursue existing or alternative technologies in preference to our technology. Furthermore, we may not be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, and our collaborative arrangements may not be successful.

Both Domestic and Foreign Government Regulations Can Have an Adverse Effect on Our Business Operations

        Our products and operations are subject to governmental regulation in the United States and foreign countries. The manufacture of our products is subject to periodic inspection by regulatory authorities. We may not be able to obtain necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive approvals or loss of previously received approvals would have a material adverse effect on our business, financial condition and results of operations. Although we have no reason to believe that we will not be able to comply with all applicable regulations regarding the manufacture and sale of our products and polymer materials, regulations are always subject to change and depend heavily on administrative interpretations and the country in which the products are sold. Future changes in regulations or interpretations relating to matters such as safe working conditions, laboratory and manufacturing practices, environmental controls, and disposal of hazardous or potentially hazardous substances may adversely affect our business.

        We are subject to USDA rules and regulations concerning the safety of the food products handled and sold by Apio, and the facilities in which they are packed and processed. Failure to comply with the applicable regulatory requirements can, among other things, result in:

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  fines, injunctions, civil penalties, and suspensions,

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  withdrawal of regulatory approvals,

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  product recalls and product seizures, including cessation of manufacturing and sales,

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  operating restrictions, and

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  criminal prosecution.

        We may be required to incur significant costs to comply with the laws and regulations in the future which may have a material adverse effect on our business, operating results and financial condition.

Our International Operations and Sales May Expose Our Business to Additional Risks

        For fiscal year 2004, approximately 25% of our total revenues were derived from product sales to international customers. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by any of the following:

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  regulatory approval process,

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  government controls,

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  export license requirements,

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  political instability,

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  price controls,

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  trade restrictions,

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  changes in tariffs, or

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  difficulties in staffing and managing international operations.

        Foreign regulatory agencies have or may establish product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on our international business, and our financial condition and results of operations. While our foreign sales are currently priced in dollars, fluctuations in currency exchange rates, may reduce the demand for our products by increasing the price of our products in the currency of the countries to which the products are sold. Regulatory, geopolitical and other factors may adversely impact our operations in the future or require us to modify our current business practices.

Cancellations or Delays of Orders by Our Customers May Adversely Affect Our Business

        During fiscal year 2004, sales to our top five customers accounted for approximately 40% of our revenues, with our largest customers, Sam's Club and Costco Wholesale Corp., each accounting for approximately 12% of our revenues. We expect that, for the foreseeable future, a limited number of customers may continue to account for a substantial portion of our net revenues. We may experience changes in the composition of our customer base, as Apio and Landec Ag have experienced in the past. We do not have long-term purchase agreements with any of our customers. The reduction, delay or cancellation of orders from one or more major customers for any reason or the loss of one or more of our major customers could materially and adversely affect our business, operating results and financial condition. In addition, since some of the products processed by Apio at its Guadalupe, California facility are often sole sourced to its customers, our operating results could be adversely affected if one or more of our major customers were to develop other sources of supply. Our current customers may not continue to place orders, orders by existing customers may be canceled or may not continue at the levels of previous periods or we may not be able to obtain orders from new customers.

Our Sale of Some Products May Increase Our Exposure to Product Liability Claims

        The testing, manufacturing, marketing, and sale of the products we develop involves an inherent risk of allegations of product liability. If any of our products were determined or alleged to be contaminated or defective or to have caused a harmful accident to an end-customer, we could incur substantial costs in responding to complaints or litigation regarding our products and our product brand image could be materially damaged. Either event may have a material adverse effect on our business, operating results and financial condition. Although we have taken and intend to continue to take what we believe are appropriate precautions to minimize exposure to product liability claims, we may not be able to avoid significant liability. We currently maintain product liability insurance with limits in the amount of $41.0 million per occurrence and $42.0 million in the annual aggregate. Our coverage may not be adequate or may not continue to be available at an acceptable cost, if at all. A product liability claim, product recall or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on our business, operating results and financial condition.

Our Stock Price May Fluctuate in Accordance with Market Conditions

        Over the past several years the stock market has experienced extreme price and volume fluctuations. The following events may cause the market price of our common stock to fluctuate significantly:

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  technological innovations applicable to our products,

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  our attainment of (or failure to attain) milestones in the commercialization of our technology,

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  our development of new products or the development of new products by our competitors,

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  new patents or changes in existing patents applicable to our products,

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  our acquisition of new businesses or the sale or disposal of a part of our businesses,

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  development of new collaborative arrangements by us, our competitors or other parties,

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  changes in government regulations applicable to our business,

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  changes in investor perception of our business,

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  fluctuations in our operating results, and

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  changes in the general market conditions in our industry.

        These broad fluctuations may adversely affect the market price of our common stock.

Since We Order Cartons and Film for Our Products from Suppliers in Advance of Receipt of Customer Orders for Such Products, We Could Face a Material Inventory Risk

        As part of our inventory planning, we enter into negotiated orders with vendors of cartons and film used for packing our products in advance of receiving customer orders for such products. Accordingly, we face the risk of ordering too many cartons and film since orders are generally based on forecasts of customer orders rather than actual orders. If we cannot change or be released from the orders, we may incur costs as a result of inadequately predicting cartons and film orders in advance of customer orders. Because of this, we may currently have an oversupply of cartons and film and face the risk of not being able to sell such inventory and our anticipated reserves for losses may be inadequate if we have misjudged the demand for our products. Our business and operating results could be adversely affected as a result of these increased costs.

Our Seed Products May Fail to Germinate Properly and We May Be Subject to Claims for Reimbursement or Damages for Losses from Customers Who Use Such Products

        Farmers plant seed products sold by Landec Ag with the expectation that they will germinate under normal growing conditions. If our seed products do not germinate at the appropriate time or fail to germinate at all, our customers may incur significant crop losses and seek reimbursement or bring claims against us for such damages. Although insurance is generally available to cover such claims, the costs for premiums of such policies are prohibitively expensive and we currently do not maintain such insurance. Any claims brought for failure of our seed products to properly germinate could materially and adversely affect our operating and financial results.

Recently Enacted Changes in Securities Laws and Regulations Are Likely to Increase Our Costs

        The Sarbanes-Oxley Act of 2002 (the "Act") that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices. In addition, Nasdaq has made revisions to its requirements for companies, such as Landec, that are listed on the NASDAQ. We expect these developments to increase our legal and financial compliance costs. We expect these changes to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members for our board of directors, particularly to serve on our audit committee. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result of the Act.

Our Controlling Shareholders Exert Significant Influence over Corporate Events that May Conflict with the Interests of Other Shareholders

        Our executive officers and directors and their affiliates own or control approximately 24% of our common stock (including options exercisable within 60 days). Accordingly, these officers, directors and shareholders may have the ability to exert significant influence over the election of our Board of Directors, the approval of amendments to our articles and bylaws and the approval of mergers or other business combination transactions requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a merger or other business combination transaction, even if the transaction or amendments would be beneficial to our other shareholders. In addition, our controlling shareholders may approve amendments to our articles or bylaws to implement anti-takeover or management friendly provisions that may not be beneficial to our other shareholders.

Terrorist Attacks and Risk of Contamination May Negatively Impact All Aspects of Our Operations, Revenues, Costs and Stock Price

        The September 2001 terrorist attacks in the United States, as well as future events occurring in response or connection to them, including, future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or trade disruptions impacting our domestic suppliers or our customers, may impact our operations and may, among other things, cause decreased sales of our products. More generally, these events have affected, and are expected to continue to affect, the general economy and customer demand for our products. While we do not believe that our employees, facilities, or products are a target for terrorists, there is a remote risk that terrorist activities could result in contamination or adulteration of our products. Although we have systems and procedures in place that are designed to prevent contamination and adulteration of our products, a disgruntled employee or third party could introduce an infectious substance into packages of our products, either at our manufacturing plants or during shipment of our products. Were our products to be tampered with, we could experience a material adverse effect in our business, operations and financial condition.

We May Be Exposed to Employment Related Claims and Costs that Could Materially Adversely Affect Our Business

        We have been subject in the past, and may be in the future, to claims by employees based on allegations of discrimination, negligence, harassment and inadvertent employment of illegal aliens or unlicensed personnel, and we may be subject to payment of workers' compensation claims and other similar claims. We could incur substantial costs and our management could spend a significant amount of time responding to such complaints or litigation regarding employee claims, which may have a material adverse effect on our business, operating results and financial condition.

We Are Dependent on Our Key Employees and if One or More of Them Were to Leave, We Could Experience Difficulties in Replacing Them and Our Operating Results Could Suffer

        The success of our business depends to a significant extent upon the continued service and performance of a relatively small number of key senior management, technical, sales, and marketing personnel. The loss of any of our key personnel would likely harm our business. In addition, competition for senior level personnel with knowledge and experience in our different line of business is intense. If any of our key personnel were to leave, we would need to devote substantial resources and management attention to replace them. As a result, management attention may be diverted from managing our business, and we may need to pay higher compensation to replace these employees.

We May Issue Preferred Stock with Preferential Rights that Could Affect Your Rights

        Our Board of Directors has the authority, without further approval of our shareholders, to fix the rights and preferences, and to issue shares, of preferred stock. In November 1999, we issued and sold shares of Series A Convertible Preferred Stock and in October 2001 we issued and sold shares of Series B Convertible Preferred Stock.

        The Series A Convertible Preferred Stock was converted into 1,666,670 shares of Common Stock on November 19, 2002 and the Series B Preferred Stock was converted into 1,744,102 shares of Common Stock on May 7, 2004.

        The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding stock, and the holders of such preferred stock could have voting, dividend, liquidation and other rights superior to those of holders of our Common Stock.

We Have Never Paid any Dividends on Our Common Stock

        We have not paid any cash dividends on our Common Stock since inception and do not expect to do so in the foreseeable future. Any dividends may be subject to preferential dividends payable on any preferred stock we may issue.

The Reporting of Our Profitability Could Be Materially And Adversely Affected if it Is Determined that the Book Value of Goodwill is Higher than Fair Value

        Our balance sheet includes an amount designated as "goodwill" that represents a portion of our assets and our stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Under a newly issued accounting pronouncement, Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets", beginning in fiscal year 2002, the amortization of goodwill has been replaced with an "impairment test" which requires that we compare the fair value of goodwill to its book value at least annually and more frequently if circumstances indicate a possible impairment. If we determine at any time in the future that the book value of goodwill is higher than fair value then the difference must be written-off, which could materially and adversely affect our profitability.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling shareholders in the offering; all net proceeds will go to the selling shareholders.

SELLING SHAREHOLDERS

        We are registering the shares covered by this prospectus on behalf of the selling shareholders named in the table below. We originally issued shares of Series B Preferred Stock of the Company to the selling shareholders in a private placement transaction. On May 7, 2004, the selling shareholders converted all of the outstanding shares of Series B Preferred Stock into the shares of common stock covered by this prospectus. We provided the selling shareholders with registration rights with respect to the common stock issued upon conversion of the Series B Preferred Stock and are fulfilling our obligation to such selling shareholders by registering the shares of common stock covered by this prospectus. We are registering the shares to permit the selling shareholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling shareholder as a gift, partnership distribution or other transfer after the date of this prospectus to resell the shares.

        The following table contains information as of August 2, 2004 with respect to the selling shareholders. The following table assumes that the selling shareholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

        The number and percentage of shares of common stock beneficially owned is based on 23,184,520 of common stock issued and outstanding at August 2, 2004 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares of common stock as to which an individual has sole or shared voting power or investment power, and also includes shares of common stock which an individual has the right to acquire within 60 days of August 2, 2004 through the exercise of any stock option, convertible security or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares the voting and investment powers with his or her spouse) with respect to the shares shown as beneficially owned.

	Common Shares Beneficially Owned Prior to Offering			Common Shares Beneficially Owned After Offering
			Number of Common Shares Being Offered
Beneficial Owners
	Number	Percentage		Number	Percentage
Seahawk Ranch Irrevocable Trust II(1)(2)	2,270,594	9.8%	1,744,102	526,492	2.3%

(1)
On December 31, 2003, Seahawk Ranch Irrevocable Trust I ("SRIT I") transferred all of its shares of the registrant to Seahawk Ranch Irrevocable Trust II ("SRIT II"). Kenneth E. Jones is a trustee of the SRIT I and a director of the registrant.

(2)
SRIT II owns 526,492 shares of common stock of the registrant that are not being registered pursuant to this registration statement. All of the shares reported herein are owned and held by SRIT II. BankWest, Inc. ("BankWest") serves as the trustee of SRIT II. By reason of such relationship, BankWest may be deemed to share voting and dispositive power over the shares listed as beneficially owned by SRIT II. BankWest disclaims beneficial ownership of such shares. Phillip E. Blake and Gordon Jones serve as trust advisors of SRIT II. By reason of such relationship, Messrs. Blake and Jones may be deemed to share voting and dispositive power over the shares listed as beneficially owned by SRIT II. Messrs. Blake and Jones disclaim beneficial ownership of such shares of Common Stock. Gordon Jones is Kenneth E. Jones' brother. Kenneth E. Jones is a director of the registrant.

PLAN OF DISTRIBUTION

        The selling shareholders may sell the shares from time to time. As used herein "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, one or more exchanges, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers. The selling shareholders may sell their shares in one or more of, or a combination of:

  •
  a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  •
  purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

  •
  an exchange distribution in accordance with the rules of an exchange,

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers,

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

  •
  through short sales of shares,

  •
  privately negotiated transactions, and

  •
  any other lawful method.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

  •
  the name of each selling shareholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which the shares were sold,

  •
  the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

  •
  that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

        The number of shares of common stock beneficially owned by a selling shareholder will decrease as and when it takes such actions. The plan of distribution for the selling shareholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders hereunder.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised that they have purchased their securities in the ordinary course of business and have not entered into any agreements, understandings or arrangements with any persons, including underwriters or broker- dealers, regarding the sale or transfer of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify the Company against specific liabilities in connection with the offering of the shares, including specified liabilities under the Securities Act. We have agreed to indemnify the selling shareholders against specified liabilities in connection with the offering of the shares, including specified liabilities under the Securities Act

        We have agreed to maintain the effectiveness of this registration statement until the earlier of (i) such date as the selling shareholders have sold all of the common stock offered by them pursuant to this prospectus or (ii) such date as the selling shareholders are able to sell all of the common stock held by them pursuant to Rule 144 of the Securities Act during any ninety day period. No sales may be made based on this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling shareholders may sell all, some or none of the shares offered by this prospectus.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus will be passed upon by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended May 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the U.S. Securities and Exchange Commission (the "SEC"). Our commission file number is 0-27446. You may read and copy any document that we have filed at the SEC's public reference rooms located at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-732-0330 for more information about the Public Reference Room facilities. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "LNDC." Copies of publicly available documents that have been filed with the SEC can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed a registration statement on Form S-3 with the SEC that covers the securities offered by this prospectus. This prospectus is part of the registration statement, however, the prospectus does not include all of the information included in the registration statement and its exhibits. As a result, you should refer to the registration statement for additional information about us and the common stock offered under this prospectus. Statements that we make in this prospectus relating to any documents filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete and you should review the referenced document itself for a complete understanding of its terms.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

  (a)
  Our Annual Report on Form 10-K, for the year ended May 30, 2004;

  (b)
  Our Current Report on Form 8-K filed with the SEC on July 21, 2004; and

  (c)
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 21, 1995.

        All documents subsequently filed by Landec under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference in this registration statement from the date of filing the documents.

        You may request free copies of these filings by writing or telephoning us at the following address: Gregory Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, California 94025-1010 (650) 306-1650.

        No person has been authorized to give any information or to make any representations other than those contained in the Prospectus in connection with the offer made by this Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by Landec or by any selling shareholder. Neither the delivery of this Prospectus nor any sale made based on this Prospectus shall under any circumstances create an implication that there has been no change in the affairs of Landec as of this date. This Prospectus does not constitute an offer or solicitation by anyone in any state in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make an offer or solicitation.

1,744,102 Shares

Landec Corporation

Common Stock

PROSPECTUS

August 16, 2004

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FORWARD LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
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